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                                                                    EXHIBIT 21.1

                       LIST OF SUBSIDIARIES OF REGISTRANT

       Centigram Asia Limited
       Centigram Australasia Pty Limited
       Centigram Communications (Barbados), Inc.
       Centigram Europe B.V.
       Centigram UK Limited